As filed with the U.S. Securities and Exchange Commission on April 28, 2008
Registration Statement No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2417093
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1655 Roberts Boulevard, NW, Kennesaw, Georgia   30144
(Address, including zip code, of registrant's principal executive offices)

CryoLife, Inc. 2008 Non-Employee Directors Omnibus Stock Plan
 (Full Title of Plan)

Steven G. Anderson, President, Chief Executive Officer
and Chairman of the Board of Directors
CryoLife, Inc.
1655 Roberts Boulevard, NW
Kennesaw, Georgia  30144
(770) 419-3355
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

B. Joseph Alley, Jr., Esq.	Jeffrey W. Burris, Esq., General Counsel
Arnall Golden Gregory LLP	CryoLife, Inc.
Suite 2100	1655 Roberts Boulevard, NW
171 17th Street, NW	Kennesaw, Georgia 30144
Atlanta, Georgia 30363-1031	(770) 419-3355
(404) 873-8500

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, $.01 par value	300,000 Shares	$10.715	$3,214,500	$126.33
(1)
Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, as follows: with respect to 300,000 shares, based upon the average of the high and low price of the Registrant's Common Stock on April 23, 2008 as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference in the Registration Statement:

(a)           The Registrant's Annual Report on Form 10-K filed with respect to the Registrant's fiscal year ended December 31, 2007.

(b)           The Registrant’s Current Reports on Form 8-K filed on February 12, 2008, February 25, 2008, March 28, 2008 and April 21, 2008.

(c)           The description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is a Florida corporation.  The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the "FBCA"), the Registrant's Amended and Restated Articles of Incorporation, and the Registrant's Amended and Restated Bylaws.

Under Section 607.0850(1) of the FBCA, a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (including any appeal thereof) (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.  In actions brought by or in the right of the corporation, however, Section 607.0850(2) provides that no indemnification shall be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  Article X of the Registrant's Amended and Restated Articles of Incorporation and Article VI of the Registrant's Amended and Restated Bylaws require that, if in the judgment of the majority of the Board of Directors (excluding from such majority any director under consideration for indemnification) the criteria set forth under Section 607.0850 have been met, then the Registrant shall indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Registrant in the manner and to the extent contemplated by Section 607.0850 of the FBCA (formerly Section 607.014 of the Florida General Corporation Act).

The Registrant has purchased insurance to insure (i) the Registrant's directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) the Registrant against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007).

4.2	Amended and Restated ByLaws of the Company. (Incorporated by reference to Exhibit 3.4 to the Registrant's Current Report on Form 8-K filed August 1, 2007).

4.3	Form of Certificate for the Company's Common Stock (Incorporated by reference to Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997).

5*	Opinion of Arnall Golden Gregory LLP regarding legality

23.1*	Consent of Arnall Golden Gregory LLP (included as part of Exhibit 5 hereto).

23.2*	Consent of Deloitte & Touche LLP

99.1*	CryoLife, Inc. 2008 Non-Employee Directors Omnibus Stock Plan
_______________________
*     Filed herewith.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia on April 28, 2008.

CRYOLIFE, INC.

By: /s/ Steven G. Anderson
Steven G. Anderson
President, Chief Executive Officer and Chairman of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Anderson and Jeffrey W. Burris and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Name	Title	Date

/s/ Steven G. Anderson	President, Chief Executive Officer	April 28, 2008
Steven G. Anderson	and Chairman of the Board of Directors (Principal Executive Officer)

/s/ D. A. Lee	Executive Vice President, Chief	April 28, 2008
D. Ashley Lee	Operating Officer and Chief Financial Officer (Principal Financial Officer)

/s/ Amy D. Horton	Chief Accounting Officer (Principal	April 28, 2008
Amy D. Horton	Accounting Officer)

/s/ Thomas F. Ackerman	Director	April 28, 2008
Thomas F. Ackerman

/s/ James S. Benson	Director	April 21, 2008
James S. Benson

/s/ Daniel J. Bevevino	Director	April 28, 2008
Daniel J. Bevevino

/s/ John M. Cook	Director	April 21, 2008
John M. Cook

/s/ Ronald C. Elkins, M.D.	Director	April 28, 2008
Ronald C. Elkins, M.D.

/s/ Ronald D. McCall	Director	April 28, 2008
Ronald D. McCall